                            ASSET PURCHASE AGREEMENT


                         dated as of November 13, 1997,


                                 by and between

                           ANACOMP, INC., as Purchaser

                                       and

                          INTERSCIENCE COMPUTER CORP.,
                    together with its wholly-owned subsidiary
                         LASER SUPPORT AND ENGINEERING,
                                    as Seller



               With Respect to the Xerox Laser Printer Maintenance
                            Business Assets of Seller

                                TABLE OF CONTENTS


        This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.


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

ARTICLE I.    SALE OF ASSETS AND CLOSING

        1.01  Assets.......................................................................  1
        1.02  Liabilities..................................................................  5
        1.03  Purchase Price; Allocation; Earnout Payments.................................  6
        1.04  Closing......................................................................  7
        1.05  Further Assurances...........................................................  7
        1.06  Third-Party Consents.........................................................  8
        1.07  Insurance Proceeds............................................................ 9

ARTICLE II.   REPRESENTATIONS AND WARRANTIES OF SELLER

        2.01  Organization of Seller........................................................ 9
        2.02  Authority..................................................................... 9
        2.03  No Conflicts................................................................. 10
        2.04  Governmental Approvals and Filings........................................... 10
        2.05  Books and Records............................................................ 11
        2.06  Absence of Changes........................................................... 11
        2.07  Legal Proceedings............................................................ 11
        2.08  Employees.................................................................... 12
        2.09  Intellectual Property Rights................................................. 12
        2.010 Manuals; Diagnostic/Software Fees............................................ 12
        2.011 Contracts.................................................................... 13
        2.012 Licenses..................................................................... 14
        2.013 Environmental Matters........................................................ 15
        2.014 Taxes........................................................................ 16
        2.015 Substantial Customers and Suppliers.......................................... 16
        2.016 Inventory.................................................................... 16
        2.017 No Guarantees................................................................ 17
        2.018 Entire Business.............................................................. 17
        2.019 Disclosure................................................................... 17
        2.020 Prepaid Expenses............................................................. 17

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        3.01  Organization................................................................. 18
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

        3.02  Authority.................................................................... 18
        3.03  No Conflicts................................................................. 18
        3.04  Governmental Approvals and Filings........................................... 18
        3.05  Legal Proceedings............................................................ 19
        3.06  Financial Ability to Perform................................................. 19
        3.07  Resale Number................................................................ 19
        3.08  Noncompetition............................................................... 19

ARTICLE IV.   COVENANTS OF SELLER

        4.01  Regulatory and Other Approvals............................................... 19
        4.02  Due Diligence Investigation by Purchaser..................................... 20
        4.03  Solicitation of Competing Offers;
                      Payment of Purchaser's Expenses in Event of Successful Overbid....... 20
        4.04  Conduct of Business.......................................................... 20
        4.05  Certain Restrictions......................................................... 21
        4.06  Delivery of Books and Records, etc.;
                      Removal of Property.................................................. 22
        4.07  Noncompetition............................................................... 22
        4.08  Notice and Cure.............................................................. 23
        4.09  Fulfillment of Conditions.................................................... 24
        4.010 Taxes........................................................................ 24

ARTICLE V.    CONDITIONS TO OBLIGATIONS OF PURCHASER

        5.01  Representations and Warranties............................................... 24
        5.02  Performance.................................................................. 25
        5.03  Orders and Laws.............................................................. 25
        5.04  Regulatory Consents and Approvals............................................ 25
        5.05  Third Party Consents......................................................... 25
        5.06  Deliveries................................................................... 26
        5.07  Proceedings.................................................................. 26
        5.08  Approval of Board of Directors of Purchaser.................................. 26
        5.09  Bankruptcy Court Order....................................................... 26

ARTICLE VI.   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

        6.01  Survival of Representations, Warranties, Covenants and Agreements............ 27
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

ARTICLE VII.  INDEMNIFICATION

        7.01  Indemnification.............................................................. 28

ARTICLE VIII. TERMINATION

        8.01  Termination.................................................................. 28
        8.02  Effect of Termination........................................................ 29

ARTICLE IX.   DEFINITIONS

        9.01  Definitions.................................................................. 29

ARTICLE X.     MISCELLANEOUS

        10.01  Notices 35
        10.02  Bulk Sales Act.............................................................. 36
        10.03  Entire Agreement............................................................ 36
        10.04  Expenses.................................................................... 37
        10.05  Public Announcements........................................................ 37
        10.06  Confidentiality............................................................. 37
        10.07  Waiver  38
        10.08  Amendment................................................................... 38
        10.09  No Third Party Beneficiary.................................................. 38
        10.010 No Assignment; Binding Effect............................................... 39
        10.011 Headings.................................................................... 39
        10.012 Consent to Jurisdiction and Service of Process.............................. 39
        10.013 Invalid Provisions.......................................................... 40
        10.014 Governing Law............................................................... 40
        10.015 Counterparts................................................................ 40
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                                    - iii -

        This Asset Purchase Agreement (the "Agreement") dated as of November 13, 1997, is made and entered into by and between Anacomp, Inc., an Indiana corporation ("Purchaser"), on the one hand, and Interscience Computer Corp., a California corporation ("Interscience") and its wholly-owned subsidiary Laser Support and Engineering, a California corporation ("LSE") (LSE and Interscience, each individually and jointly and severally, "Seller"), on the other hand. Capitalized terms not otherwise defined herein have the meanings set forth in
Section 9.01.

        WHEREAS, Seller is engaged in the business of servicing and maintaining laser printers (and the sale of consumable products in connection therewith) through maintenance contracts with its customers (the "Business") including the service and maintenance of Xerox laser printers (the "Xerox Laser Printer Maintenance Business"); and

        WHEREAS, Interscience filed its chapter 11 petition for relief under the Bankruptcy Code on March 6, 1997 (the "Petition Date"), and its chapter 11 case, Case No. 97 13095-AG currently is pending in the United States Bankruptcy Court for the Central District of California, San Fernando Division, the Honorable Arthur M. Greenwald presiding (the "Bankruptcy Court"); and

        WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain of the assets of Seller relating to the operation of the Business and specifically those assets that comprise the Seller's Xerox Laser Printer Maintenance Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to Seller's Xerox Laser Printer Maintenance Business, all on the terms set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE OF ASSETS AND CLOSING

        1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, all of Seller's right, title and interest in, to and under the following Assets of Seller used or held for use in connection with Seller's Xerox Laser Printer Maintenance Business, as the same shall exist on the Closing Date (collectively, the "Assets"):

        (i) Business Contracts With Customers. All maintenance contracts, purchase orders, licenses and other contracts, and the personal property leases listed on attached Schedule A hereto, to which Seller and the customers of Seller's Xerox Laser Printer Maintenance Business are parties and which are utilized in or part and parcel of the conduct of Seller's Xerox Laser Printer Maintenance Business, including without limitation contracts relating to service representatives, suppliers, sales representatives, distributors, and marketing arrangements utilized in the conduct of Seller's Xerox Laser Printer Maintenance Business (the "Business Contracts"); and with respect only to those Business Contracts listed on attached Schedule B (which Business Contracts are utilized by, or are for the benefit of, Seller's businesses in addition to the Xerox Laser Printer Maintenance Business), the rights and obligations under such Business Contracts shall be to the extent practicable allocated between the Xerox Laser Printer Maintenance Business and such other businesses of Seller in a fair and equitable manner that is reasonably satisfactory to the parties.

        (ii) Accounts Receivable. All trade accounts receivable and the proceeds thereof arising from the conduct of Seller's Xerox Laser Printer Maintenance Business on and after November 1, 1997, all payments to and collections by Seller on such trade accounts receivable from November 1, 1997, to the Closing Date, all payments to and collections by Seller on such trade accounts receivable after the Closing Date, and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales and services occurring in the conduct of the Xerox Laser Printer Maintenance Business of Seller on and after November 1, 1997, and the security agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith on and after November 1, 1997 (the "Accounts Receivable");

        (iii) Deposits and Advances. All deposits or advances by or on behalf of Seller in connection with Seller's Xerox Laser Printer Maintenance Business;

        (iv) Inventory. (a) The Xerox laser printer field inventory in the possession of Seller's engineers or field or service representatives, located at customer sites, or in transit from or to the Seller's sites and the customer's sites, in each case including but not limited to demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto; (b) those seven replacement Xerox laser printers (located at customer sites) and those twenty laser cores and twenty roller cores (in the possession of vendors) listed on attached Schedule C; (c) any of the foregoing in (a) and (b) purchased subject to any conditional sales or title retention agreement in favor of any other Person; and (d) all rights of Seller against suppliers of such inventories in (a), (b), (c) or otherwise (the "Inventory");

        (v) Diagnostic Equipment. The tool kits, diagnostic software and equipment in the possession or care of the service engineers and field representatives employed by

    Seller in Seller's Xerox Laser Printer Maintenance Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) (the "Diagnostic Equipment");

        (vi) Intangible Personal Property. All Intellectual Property used or held for use in the conduct of the Seller's Xerox Laser Printer Maintenance Business (including Seller's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Assets described in this Section 1.01, including without limitation all rights of Interscience to conduct its Xerox Laser Printer Maintenance Business acquired as successor to the rights of Laser Support and Engineering, but not including any patents or licenses in which Seller has an interest and which Seller requires for use in the conduct of its Seimens and other non-Xerox laser printer maintenance and consumables sales business (the "Non-Xerox Business") (the "Intangible Personal Property");

        (vii) Books and Records. Copies of all Books and Records used or held for use relating to the Assets and requested by Purchaser, including copies of all maintenance and other technical manuals used in Seller's Xerox Laser Printer Maintenance Business, other than the Excluded Books and Records (as provided in Section 1.01(b)) (the "Business Books and Records"); and to the extent any of the Business Books and Records are items susceptible to duplication and are either (x) used in connection with any of Seller's businesses other than the Xerox Laser Printer Maintenance Business or (y) are required by law to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which, in the case of Business Books and Records referred to herein, information solely concerning Seller's businesses other than the Xerox Laser Printer Maintenance Business has been deleted;

        (viii) Cash. Cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents (all of the foregoing, collectively "Cash and Cash Equivalents") that represents (x) the gross revenues and proceeds of sales and services provided by Seller in the conduct of Seller's Xerox Laser Printer Maintenance Business on and after November 1, 1997, minus (y) those ordinary course of business expenses listed on the attached Schedule D and incurred by Seller in connection with sales and services provided by Seller in the conduct of Seller's Xerox Laser Printer Maintenance Business between November 1, 1997, and the Closing Date, which amount shall be paid by Seller to Purchaser no later than thirty days after the Closing Date; and

        (ix) Other Assets and Properties. All other Assets and Properties of Seller used or held for use in connection with the Seller's Xerox Laser Printer Maintenance Business, except the Excluded Assets (as defined in
    Section 1.01(b)) (the "Other Assets").

        (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Seller, including even as they may relate to the Seller's Xerox

Laser Printer Maintenance Business (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

        (i) Cash. Cash and Cash Equivalents that represent the revenues and proceeds of sales and services provided by Seller in the conduct of Seller's Xerox Laser Printer Maintenance Business prior to November 1, 1997, and in the conduct of Seller's Non-Xerox Business at any time;

        (ii) Excluded Accounts Receivable. All trade accounts receivable and the proceeds thereof that represent the revenues and proceeds of sales and services provided by Seller in the conduct of Seller's Xerox Laser Printer Maintenance Business prior to November 1, 1997, and in the conduct of Seller's Non-Xerox Business at any time;

        (iii) Insurance. Life insurance policies of officers and other employees of Seller and all other insurance policies relating to the operation of the Business;

        (iv) Employee Benefit Plans. All assets owned or held by any Benefit Plans;

        (v) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller;

        (vi) Excluded Books and Records. The minute books, stock transfer books and corporate seal of Seller and any other Books and Records relating to the Excluded Assets, the Retained Liabilities or the Non-Xerox Business (the "Excluded Books and Records");

        (vii) Excluded Inventory. All inventory of Seller's Non-Xerox Business plus the inventory used in Seller's Xerox Laser Printer Maintenance Business that is not in the possession of Seller's engineers or field or service representatives, not located at customer sites, and not in transit from or to the Seller's sites and the customer's sites (the "Excluded Inventory"); and

        (viii) Seller's rights under this Agreement and the related Operative Agreements.

        1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of Seller's Xerox Laser Printer Maintenance Business, as the same shall exist on the Closing Date (the "Assumed Liabilities"), and no others:

        (i) Obligations under Contracts and Licenses. With respect to the Seller's Xerox Laser Printer Maintenance Business, all obligations of Seller under the Business Contracts to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

        (ii) Returned Parts. All obligations of Seller for replacement of, or refund for, damaged, defective or returned parts related to the Seller's Xerox Laser Printer Maintenance Business, but only to the extent such parts are subject to full return privileges from the supplier thereof;

        (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

        1.03 Purchase Price; Allocation; Earnout Payments. (a) Purchase Price. The purchase price for the Assets is $1,220,000 (the "Purchase Price") and shall be paid by Purchaser in immediately available United States funds at the Closing in the manner provided in Section 1.04. In addition, Purchaser will make certain payments to Seller after the Closing Date pursuant to the earnout provisions in Section 1.03(c) below. $300,000 of the Purchase Price, plus all of the earnout payments, is allocable to, and deemed to be in consideration of the covenant of Seller contained in Section 4.07; $20,000 of the Purchase Price is allocable to, and deemed to be in consideration of the Diagnostic Equipment; $450,000 of the Purchase Price is allocable to, and deemed to be in consideration of the Inventory. The entirety of the Purchase Price, including the earnout payments, shall be allocated and distributed amongst Seller as eighty three percent (83%) to Interscience and seventeen percent (17%) to LSE.

        (b) Further Allocation of Purchase Price. If requested in writing by any party hereto, Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine any additional allocation of the consideration paid by Purchaser for the Assets. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

        (c) Adjustment of Purchase Price Pursuant to Earnout. (i) On the first Business Day after the thirtieth day of the full thirteenth month following the Closing Date, Purchaser shall pay to Seller in immediately available United States funds forty five (45%) percent of the revenues over $1,700,000 and up to $2,800,000 billed by Purchaser during the twelve full calendar months immediately following the Closing Date to the Interscience Customers of the Xerox Laser Printer Maintenance Business. For the purpose of this Section 1.03, "Interscience Customers" shall mean: (x) the customers as of November 1, 1997, acquired as part of the Assets (the "Current Customers"); and
(y) those customers that are not Current Customers and are referred by Seller to Purchaser by written referrals after the Closing Date, including former customers of Seller's Xerox Laser Printer Maintenance Business not doing business with Seller as of November 1, 1997, but not including any of Purchaser's current customers (the "New Customers"). The maximum amount payable to Seller under this earnout provision is $495,000 (45% of [$2,800,000 minus $1,700,000]). (ii) In addition to any earnout payments due under the immediately preceding Section 1.03(c)(i), in the event that the revenues billed by Purchaser during the first full twelve calendar months after the Closing Date from the Xerox Laser Printer Maintenance Business exceed $2,800,000, then as to only such revenues that are (x) in excess of the $2,800,000 and (y) are billed by Purchaser during such twelve month period to New Customers (meaning by way of written referrals from Seller), on the first Business Day after the thirtieth day of the full thirteenth month following the Closing Date, Purchaser shall pay to Seller in immediately available United States funds fifteen percent (15%) of any such revenues billed over $2,800,000 (i.e., 15% of the revenues in excess of $2,8000,000 that are billed by Purchaser to New Customers during such twelve month period).

        1.04 Closing. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy in Los Angeles, California, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, (a) Seller will assign and transfer to Purchaser all of its right, title and interest in and to the Assets, free and clear of any and all liens, claims and encumbrances, by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit A hereto (the "General Assignment"), duly executed by Seller, (ii) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Purchaser, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Assets (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the "Assignment Instruments"). At the Closing, there shall also be delivered to Seller and Purchaser the contracts, documents and instruments required to be delivered to consummate this Agreement.

        1.05 Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of Seller's Xerox Laser Printer Maintenance Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

        (b) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through
(iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller. Purchaser shall indemnify and hold harmless Seller from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of such power of attorney.

        (c) Following the Closing, Seller will afford Purchaser, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to Seller's Xerox Laser Printer Maintenance Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Purchaser in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative Agreements or (v) in connection with any actual or threatened Action or Proceeding.

        1.06 Third-Party Consents. To the extent that any Business Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Seller and Purchaser shall use their best efforts to obtain the consent of such other party to the assignment of any such Business Contract to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Business Contract including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise with respect to any such Business Contract. The provisions of this Section 1.06 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 5.06 has not been fulfilled.

        1.07 Insurance Proceeds. If any of the Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be an Asset.


                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser as follows:

        2.01 Organization of Seller. Interscience is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets. LSE is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets. Interscience is the owner of one hundred percent of the common stock of LSE.

        2.02 Authority. Subject to the approval of the Bankruptcy Court of this Agreement, Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, no other corporate action on the part of Seller or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon Bankruptcy court approval of this Agreement and the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

        2.03 No Conflicts. The execution and delivery and performance by Seller of this Agreement and the Operative Agreements will not: (A) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any (i) certificate or articles of incorporation, by-laws or other comparable corporate charter documents of Seller, (ii) any Business Contract, or
(ii) any court order, consent decree or similar agreement approved by a court of which Seller has knowledge and to which Seller or any of its affiliates is a party and that is material to any of the Assets being transferred by Seller to Purchaser; or (B) with respect to any Business Contract (i) constitute (with or without notice or lapse of time or both) a default, (ii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than the filings with and approval of the Bankruptcy Court and any consents of creditors that the Bankruptcy Court may require) or
(iii) result in the creation or
imposition of any Lien upon any of the Assets, provided, except, however, that this Section 2.03 shall not apply to the contractual right of any party to a Business Contract to terminate such Business Contract without cause upon the giving of notice, with or without a waiting period.

        2.04 Governmental Approvals and Filings. Other than the express approval of the Bankruptcy Court of this Agreement, Seller is not aware of any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller that is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

        2.05 Books and Records. None of the Business Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller.

        2.06 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since October 31, 1997, there has not occurred, to the date hereof, (i) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Business Contract which is an Asset, or (ii) any other transaction of Seller involving or affecting the Xerox Laser Printer Maintenance Business or the Assets outside the ordinary course of business consistent with past practice.

        2.07 Legal Proceedings. (a) Except as disclosed in writing by the Seller to Purchaser and attached hereto as Schedule E: (i) other than the pending chapter 11 bankruptcy case of Seller, there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Xerox Laser Printer Maintenance Business or any of the Assets which (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (B) if determined adversely to Seller, could reasonably be expected to result in (x) any injunction or other equitable relief that would interfere in any material respect with the Business or (y) Losses by Seller, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $25,000; and (b) there are no facts or circumstances known to Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (i) of this Section 2.07(a).

        (b) Either: (i) the plaintiffs in the action filed against Seller on or about August 6, 1996, in the Superior Court of the State of California for the County of Orange with regard to Seller's acquisition of all of the common stock of Laser Support and Engineering (the

"LSE Action") do not object to this Agreement and the terms hereof and will inform the Bankruptcy Court in writing that they do not object to Purchaser acquiring the Assets free and clear of any claims they have or may assert in the future in connection with the facts giving rise to the LSE Action; or (ii) the Bankruptcy Court has entered an order under Federal Rule of Bankruptcy Procedure 9019 which provides for a settlement and mutual general release of the claims asserted in the LSE Action and the settlement documents and attendant Bankruptcy Court order contain an express release of claims against any assignee of the Assets.

        (c) Prior to the execution of this Agreement by Seller, to the best of Seller's knowledge, Seller has delivered to Purchaser all responses of counsel (that are in Seller's possession and control) to auditors' requests for information delivered in connection with Seller's most recently prepared audited financial statements (together with any updates provided by counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Seller's Xerox Laser Printer Maintenance Business, and Seller will use its best efforts to obtain copies of any such responses of counsel that are not currently in its possession or control and will deliver same to Purchaser.

        2.08 Employees. (a) Purchaser is not acquiring a division of the Seller nor any obligations to or with respect to (i) any of Seller's employees with respect to continuing employment of and compensation of any sort to any such employees, or (ii) any Benefit Plans, including but not limited to life, medical, pension or health plans. The order of the Bankruptcy Court approving this Agreement shall provide expressly that Purchaser is not acquiring a division or substantially all of the business assets of Seller and that Purchaser's acquisition is free and clear of any claims against Seller or the Assets and that all claims against the Seller or the Assets shall attach, if at all, to the proceeds of the Purchase Price.

        (b) Seller consents without qualification to Purchaser's employment of any Employee of Seller currently or previously employed in Seller's Xerox Laser Printer Maintenance Business and, as to current employees, named in the attached Schedule F.

        2.09 Intellectual Property Rights. To the best of Seller's knowledge, there are no restrictions on the direct or indirect transfer of any Business Contract, or any interest therein, held by Seller in respect of any Intellectual Property. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Xerox Laser Printer Maintenance Business, no claim is pending or, to the Knowledge of Seller, has been made to such effect that has not been resolved and, to the Knowledge of Seller, Seller is not infringing any Intellectual Property of any other Person in connection with the conduct of Seller's Xerox Laser Printer Maintenance Business.

        2.010 Manuals; Diagnostic/Software Fees. Prior to Closing, Seller will identify for Purchaser (i) the manuals used in connection with Seller's Xerox Laser Printer Maintenance Business that Seller copied from original manuals and will provide copies of same to Purchaser, and (ii) which Diagnostic Equipment requires payment of diagnostic software fees to Xerox and whether or not and to what extent such fees have been paid.

        2.011 Contracts. (a) Seller has provided Purchaser with a true and complete list of each of the following Contracts or other arrangements (true and complete copies thereof, or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement) to which Seller is a party in connection with the Xerox Laser Printer Maintenance Business or by which any of the Assets is bound:

        (i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services in connection with the Xerox Laser Printer Maintenance Business for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee who is a party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans) involving an obligation of Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee exceeding $10,000 or any group of Employees exceeding $25,000 in the aggregate in connection with the Xerox Laser Printer Maintenance Business;

        (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Xerox Laser Printer Maintenance Business or prohibiting or limiting the ability of any Person to compete with Seller in connection with the Xerox Laser Printer Maintenance Business;

        (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Xerox Laser Printer Maintenance Business;

        (iv) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchises with whom Seller deals in connection with the Xerox Laser Printer Maintenance Business;

        (v) all other Contracts in connection with the Xerox Laser Printer Maintenance Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $10,000 annually and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any material cost or penalty to Seller.

        (b) Each Business Contract required to be disclosed is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither Seller nor, to the Knowledge of Seller, any other party to such Business Contract is, or has received notice that it is, in violation or breach of or default under any such Business Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Business Contract) in any material respect.

        (c) Except with respect to the contractual right of any party to a Business Contract to terminate such Business Contract without cause upon the giving of notice, with or without a waiting period, the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under any Business Contract in connection with the Xerox Laser Printer Maintenance Business.

        2.012 Licenses. Seller has provided Purchaser with a true and complete list of all material Licenses used or held for use in the Xerox Laser Printer Maintenance Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. With respect to the Xerox Laser Printer Maintenance Business:

        (i) Seller owns or validly holds all Licenses that are material thereto;

        (ii) each such License is valid, binding and in full force and effect;

        (iii) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License; and

        (iv) except with respect to the contractual right of any party to a Business Contract to terminate such Business Contract without cause upon the giving of notice, with or without a waiting period, the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any License.

        2.013 Environmental Matters. Seller has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the Xerox Laser Printer Maintenance Business or the Assets. Each of such Licenses is in full force and effect. Seller has conducted the Business in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law. In addition:

        (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by Seller to have any License required under applicable Environmental Laws in connection with the conduct of the Xerox Laser Printer Business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the Xerox Laser Printer business, and to the Knowledge of Seller there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

        (b) Seller has not transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Xerox Laser Printer Maintenance Business to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by federal, state or local Governmental or Regulatory Authorities that may lead to Environmental Claims against Seller or the Business.

        2.014 Taxes. Seller has timely filed (or will timely file) all Tax Returns required to be filed by applicable law prior to the Closing related to the Business or the Assets. Other than as disclosed on attached Schedule G, Seller has timely paid (or will timely pay) all Taxes that are due, or claimed or asserted by any taxing authority to be due, for the periods covered by the Tax Returns that relate to the Business or the Assets. Tax liens on the Assets do not exceed the Purchase Price and Seller will use the first proceeds of the Purchase Price to pay any Tax liens upon the Assets. Seller has complied (and until the Closing will comply) with all applicable laws, rules and regulations relating to the payment of withholding Taxes (including withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts.

        2.015 Substantial Customers and Suppliers. Seller has provided Purchaser with a list of the customers and suppliers of Seller's Xerox Laser Printer Maintenance Business and the revenues generated by such customer in the 12 months prior to the date of this Agreement. As of the date hereof, Seller is not aware of (i) any legal or other impediment to Purchaser's ability to acquire additional inventory from Xerox on substantially the same terms and conditions as Seller, or (ii) any objection of Xerox to Purchaser's acquisition of the Assets or to the continued operation of the Xerox Laser Printer Maintenance Business by Purchaser.

        2.016 Inventory. (a) All the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. Seller has good title to the Inventory, and all items included in the Inventory are the property of Seller, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities. Seller has restocked with substantially equivalent quantities any replacement Inventory used at customer sites after October 31, 1997, through the Closing Date.

        (b) As of the Closing Date, eighty-five percent (85%) of the aggregate Xerox list price of the Inventory is not less than six hundred thousand dollars ($600,000). In the event that Purchaser reasonably determines that eighty-five percent (85%) of the aggregate Xerox list price of the usable Inventory is less than five hundred thousand dollars ($500,000), Seller will supply Purchaser, at no cost to Purchaser and in timely fashion, with usable Inventory of the type reasonably requested by Purchaser such that eighty-five percent (85%) of the aggregate Xerox list price of the usable Inventory will equal at least five hundred thousand dollars ($500,000). For the purpose of this
Section 2.016(b), "usable Inventory" means Inventory that is not faulty, damaged, broken or defective for use in the Xerox Laser Printer Maintenance Business.

        2.017 No Guarantees. None of the Liabilities of the Business or of Seller incurred in connection with the conduct of Seller's Xerox Laser Printer Maintenance Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in the conduct of Seller's Xerox Laser Printer Maintenance Business.

        2.018 Entire Business. Except for the Excluded Assets (including but not limited to the Excluded Inventory and the Non-Xerox Business), the sale of the Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entirety of Seller's Xerox Laser Printer Maintenance Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Seller's Affiliates or by others) in connection with the conduct of Seller's Xerox Laser Printer Maintenance Business heretofore conducted by Seller.

        2.019 Disclosure. All material facts relating to the condition of Seller's Xerox Laser Printer Maintenance Business have been disclosed to Purchaser in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

        2.020 Prepaid Expenses. As of the Closing Date, there were no prepaid expenses relating to the Xerox Laser Printer Maintenance Business of Seller, as the term "prepaid expenses" is used in the ordinary course of Seller's business.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

        3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

        3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws or other comparable corporate charter document of Purchaser or constitute (with or without notice or lapse of time or both) a default under, require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which Purchaser is a party.

        3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

        3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        3.06 Financial Ability to Perform. Purchaser has the financial wherewithal to make full payment of the Purchase Price on the Closing Date as required in Section 1.04 and to make all of the earnout payments required under
Section 1.03(c).

        3.07 Resale Number. Purchaser is authorized under Law to sell the Inventory in the ordinary course of its business and has provided Seller with its applicable resale number.

        3.08 Noncompetition. Purchaser is not presently engaged in the Seimens laser printer maintenance business and will not use the Assets acquired pursuant to this Agreement to engage in the Seimens laser printer maintenance business in competition with Seller.


                                   ARTICLE IV.

                               COVENANTS OF SELLER

        Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Seller will comply with all covenants and provisions of this
Article IV, except to the extent Purchaser may otherwise consent in writing.

        4.01 Regulatory and Other Approvals. Seller will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        4.02 Due Diligence Investigation by Purchaser. To the extent not already provided by Seller, until the Closing Date, Seller will (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Seller who have any responsibility for the conduct of Seller's Xerox Laser Printer Maintenance Business, to Seller's accountants and to the Assets, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, and other Business Books and Records) concerning Seller's Xerox Laser Printer Maintenance Business, the Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation.

        4.03 Solicitation of Competing Offers; Payment of Purchaser's Expenses in Event of Successful Overbid. (a) Until the conclusion of the hearing at which the Bankruptcy Court approves this Agreement, if Seller receives from any Person an offer, inquiry or request to acquire any or all of Seller's Xerox Laser Printer Maintenance Business, Seller will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of same to Purchaser.

        (b) In the event that the transactions contemplated in this Agreement are not consummated because a Person other than Purchaser acquires Seller's Xerox Laser Printer Maintenance Business by making an overbid on Seller's Xerox Laser Printer Maintenance Business or on substantially all of the Business of Seller, Seller agrees to pay Purchaser twenty five thousand dollars ($25,000) to cover Purchaser's legal and due diligence expenses incurred in connection with this Agreement. Such payment shall be made by Seller within three business days of the closing of the sale to such Person other than Purchaser. The provisions of this Section 4.03(b) shall be disclosed in Seller's moving papers seeking approval of this Agreement.

        4.04 Conduct of Business. Until the Closing Date, Seller will operate its Xerox Laser Printer Maintenance Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will:

        (a) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Xerox Laser Printer Maintenance Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Employees, (iii) maintain the Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in connection with the Xerox Laser Printer Maintenance Business and (v) continue all current sales, marketing and promotional activities relating to Seller's Xerox Laser Printer Maintenance Business;

        (b) except to the extent required by applicable Law, (i) cause the Business Books and Records to be maintained in the usual, regular and ordinary manner, and (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller that would adversely affect Seller's Xerox Laser Printer Maintenance Business or the Assets; and

        (c) comply, in all material respects, with all Laws and Orders applicable to Seller's Xerox Laser Printer Maintenance Business and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

        4.05 Certain Restrictions. Until the Closing Date, Seller will refrain from:

        (a) acquiring or disposing of any Assets and Properties used or held for use in the conduct of the Xerox Laser Printer Maintenance Business, other than Inventory in the ordinary course of business consistent with past practice, or creating or incurring any Lien any Assets used or held for use in the conduct of Seller's Xerox Laser Printer Maintenance Business;

        (b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Business Contract;

        (c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract;

        (d) engaging with any Person in any Business Combination, unless such Person agrees in a written instrument in form and substance reasonably satisfactory to Purchaser to adopt and comply with the terms and conditions of this Agreement as though such Person was an original signatory hereto;

        (e) engaging in any transaction with respect to Seller's Xerox Laser Printer Maintenance Business with any officer, director or Affiliate of Seller, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis; or

        (f) entering into any Contract to do or engage in any of the foregoing.

        4.06 Delivery of Books and Records, etc.; Removal of Property. (a) On the Closing Date, Seller will deliver or make available to Purchaser at the locations at which the Business is conducted all of the Business Books and Records and such other Assets as are in Seller's possession at other locations, and if at any time after the Closing Seller discovers in its possession or under its control any other Business Books and Records or other Assets, it will forthwith deliver such Business Books and Records or other Assets to Purchaser.

        4.07 Noncompetition. (a) Seller will, for a period of five years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

        (i) employing, engaging or seeking to employ or engage any Person who within the prior twelve months had been an employee of Purchaser or any of its Affiliates engaged in the Xerox Laser Printer Maintenance Business, unless such employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (B) is terminated by Purchaser or any of its Affiliates after the Closing Date;

        (ii) causing or attempting to cause (A) any client, customer or supplier of Purchaser's Xerox Laser Printer Maintenance Business to terminate or materially reduce its business with Purchaser or any of its Affiliates or
    (B) any officer, employee or consultant of Purchaser or any of its Affiliates engaged in the Xerox Laser Printer Maintenance Business to resign or sever a relationship with Purchaser or any of its Affiliates;

        (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to Purchaser's Xerox Laser Printer Maintenance Business or any client, customer or supplier of Purchaser's Xerox Laser Printer Maintenance Business; or

        (iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised Seller's Xerox Laser Printer Maintenance Business on the Closing Date in any jurisdiction in which Seller participates or engages in such lines of business on the Closing Date.

        (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

        (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

        4.08 Notice and Cure. Seller will notify Purchaser in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Seller, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under Article IX.

        4.09 Fulfillment of Conditions. Seller will execute and deliver at the Closing each Operative Agreement that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        4.010 Taxes. (a) With respect to any Taxes payable by Purchaser with respect to the Assets or the Business for a Tax period beginning before the Closing and ending after the Closing, Seller will pay to Purchaser at least three

Business Days prior to the due date for the payment of such Tax in an amount equal to the amount that would have resulted had the last day of the period been the Closing Date and had the books of Seller been closed on that date. Taxes not measured by income or transactions for which the last day of a taxable period is not the Closing will be allocated pro rata per day between the period ending on the Closing and the period commencing after the Closing.

        (b) Seller shall pay all sales, use, transfer, real property transfer, recording, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement and shall indemnity Purchaser on an after-Tax basis with respect to such Transfer Taxes. Seller shall file all necessary documentation and Returns with respect to such Transfer Taxes.


                                   ARTICLE V.

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser hereunder to purchase the Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

        5.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

        5.02 Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

        5.03 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any

Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

        5.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser,
(c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

        5.05 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser, the Assets, the Assumed Liabilities or Seller's Xerox Laser Printer Maintenance Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser. The foregoing shall not apply to the executory contracts and unexpired leases that are assumed by Seller and assigned to Purchaser pursuant to the order of the Bankruptcy Court approving this Agreement, or to the consents or waivers given or deemed given in the course of the Bankruptcy Court proceedings that led up to the Bankruptcy Court order approving this Agreement.

        5.06 Deliveries. Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

        5.07 Proceedings. (a) All proceedings to be taken on the part of Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        (b) Seller has disclosed to the Bankruptcy Court in its moving papers seeking approval of this Agreement that a director of the Seller acted as a broker in this transaction and is entitled to receive a brokerage fee from Purchaser separate and apart from the consideration paid by Purchaser to Seller under this Agreement, and the amount of the brokerage fee also shall be disclosed in the same manner.

        5.08 Approval of Board of Directors of Purchaser. The Board of Directors shall have approved this Agreement.

        5.09 Bankruptcy Court Order. (a) (i) The Bankruptcy Court shall have entered an order in form and substance satisfactory to Purchaser that provides for, among other things: approval of the sale of the Assets to Purchaser pursuant to Bankruptcy Code Section 363; a finding that the sale of the Assets to Purchaser shall be free and clear of all liens, claims and encumbrances of any nature whatsoever; a finding that Purchaser purchased the Assets in good faith for the purposes of Bankruptcy Code Section 363(m); approval pursuant to Bankruptcy Code Section 365 of the assumption by Seller and assignment to Purchaser of each of the Business Contracts of Interscience; and (ii) the time for the filing of a motion for reconsideration or an appeal of the order approving this Agreement shall have passed and no such motion or appeal is pending, except however that (iii) Purchaser may waive the requirement of (ii) above and Seller agrees that in the event of such waiver, Seller will cooperate with Purchaser's requested Closing Date.

        (b) In addition to the provisions of Section 5.010(a) above, the Bankruptcy Court order approving this Agreement and the sale of the Assets to Purchaser shall provide expressly that all rights of Seller to conduct its Xerox Laser Printer Maintenance Business acquired as successor to the rights of LSE, whether those rights are contractual or pursuant to court order, are assumed by Interscience and transferred and assigned to Purchaser without limitation pursuant to Bankruptcy Code Sections 363 and 365.

                                   ARTICLE VI.

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

        6.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Purchaser and Seller have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement will survive the Closing (a) for one year with respect to (i) the representations and warranties contained in Section 2.02 and Section 3.02 (Authority) and 2.21 (Disclosure) and (ii) the covenants and agreements contained in Sections 1.01 (Assets), 1.02 (Liabilities), 1.05 (Further Assurances), 10.04 (Expenses) and
10.06 (Confidentiality), and (b) with respect to all other covenants, representations and warranties, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, one year; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), or (b) above will continue to survive if an Indemnity Notice shall have been timely given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved. ARTICLE VII.

                                 INDEMNIFICATION

        7.01    Indemnification.

        (a) Seller shall indemnify the Purchaser in respect of, and hold Purchaser harmless from and against, any and all Losses suffered, incurred or sustained by Purchaser or to which Purchaser becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein) or (ii) the Retained Liabilities. Solely to the extent permitted under the Bankruptcy Code or other applicable law, Purchaser shall have the right to set off its indemnity claims hereunder against its payments obligations under the earnout provisions of
Section 1.03(c).

        (b) Purchaser shall indemnify Seller in respect of, and hold Seller harmless from and against, any and all Losses suffered, incurred or sustained by Seller or to which Seller becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein) or (ii) the Assumed Liabilities.


                                  ARTICLE VIII.

                                   TERMINATION

        8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

        (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

        (b) at any time before the Closing, by Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

        (c)     at any time after November   , 1997, by Seller or Purchaser upon
notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

        8.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section
10.04 and confidentiality in Section 10.06 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.01 (b) or
(c), Seller will remain liable to Purchaser for any willful breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to

Seller for any willful breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                                   ARTICLE IX.

                                   DEFINITIONS

        9.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

        "Agreement" means this Asset Purchase Agreement and the Exhibits, and Schedules hereto and the certificates delivered in accordance herewith, as the same shall be amended from time to time.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, accounts and notes receivable, Investment Assets, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        "Benefit Plan" means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

        "Business" has the meaning ascribed to it in the recitals to this Agreement.

        "Business Combination" means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State[s] of [location of Seller's principal executive offices] and [location of Purchaser's principal executive offices] are authorized or obligated to close.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

        "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. '300.5.

        "Closing" means the closing of the transactions contemplated by Section 1.04.

        "Closing Date" means (a) November 26, 1997, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

        "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

        "Employee" means, as of the Closing Date, each current and former employee, officer or consultant of Seller.

        "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

        "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

        "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

        "Indemnity Notice" means written notification of a claim for indemnity under Article IX, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

        "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

        "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Seller (other than trade receivables generated in the ordinary course of business of the Seller).

        "IRS" means the United States Internal Revenue Service.

        "Knowledge of Seller" or "Known to Seller" means the knowledge of any officer, director or employee of Seller.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

        "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

        "NPL" means the National Priorities List under CERCLA.

        "Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, and any support or other agreements to be entered into in connection with the transaction.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

        "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges (including, without limitation) income, gross receipts, ad valorem, real or personal property, license, payroll, wage withholding, employment, social security, or occupation tax) imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

        "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity by the Company with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

        (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All other terms used herein and not expressly defined herein shall have the meanings given to them under title 11 of the United States Code, the Bankruptcy Code.


                                   ARTICLE X.

                                  MISCELLANEOUS

        10.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

               If to Purchaser, to:
               Anacomp, Inc.
               12365 Crosthwaite Circle
               Poway, CA 92064
               Telephone No. (619) 679-9736
               Facsimile No. (619) 679-8359
               Attn:  Mr. Ralph W. Koehrer
                        President and Chief Executive Officer

               with a required copy to:
               Anacomp, Inc.
               12365 Crosthwaite Circle
               Poway, CA 92064
               Telephone No. (619) 679-9736
               Facsimile No. (619) 748-8729
               Attn:  George C. Gaskin, Esq.
                        Senior Vice President,
                          General Counsel and Secretary
               with a required copy to:

               Milbank, Tweed, Hadley & McCloy
               Thirtieth Floor
               601 South Figueroa Street
               Los Angeles, CA 90017
               Facsimile No.:  213/629-5063
               Attn:  Robert J. Moore, Esq.

               If to Seller, to:

               Interscience Computer Corp.
               5171 Clareton Drive
               Agoura Hills, CA 91301
               Attn:  Water Kornbluh

               with a required copy to:

               Biegenzahn Weinberg
               21031 Ventura Blvd.
               Suite 905
               Woodland Hills, CA 91364
               Facsimile No.:  (818) 594-8828
               Attn:  Joel Weinberg, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        10.02 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

        10.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter from Purchaser to Seller dated October 14, 1997, and


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
countersigned by Seller on October 14, 1997, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        10.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

        10.05 Public Announcements. Except with respect to those disclosures that Interscience is required to make in its capacity as a chapter 11 debtor, and those disclosures Seller or Purchaser is required to make as a publicly reporting company, at all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Seller sells goods or provides services in connection with the Xerox Laser Printer Maintenance Business or with whom Seller otherwise has significant business relationships in connection with the Xerox Laser Printer Maintenance Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

        10.06 Confidentiality. Except with respect to those disclosures that Interscience is required to make in its capacity as a chapter 11 debtor, and those disclosures Seller or Purchaser is required to make as a publicly reporting company, each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party


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
receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Following the Closing, the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Xerox Laser Printer Maintenance Business, the Assets or the Assumed Liabilities furnished by Seller hereunder; except, however, that Purchaser shall maintain the confidentiality of any information regarding Seller's Non-Xerox Business obtained by Purchaser pursuant to this Agreement. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        10.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        10.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        10.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

        10.010 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article IX) to (i) an Affiliate or wholly-owned subsidiary, provided that any such Affiliate or subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of the Xerox Laser Printer Maintenance Business or a substantial part of the Assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        10.011 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        10.012 Consent to Jurisdiction and Service of Process. Seller and Purchaser hereby appoint the persons or entities named on the attached Schedule H to serve as their lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby and upon whom such process may be served, with the same effect as if such party were a resident of the State of California and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that in the case of any service upon such agent and attorney, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in Section 10.01. Seller and Purchaser will enter into such agreements with such agents as may be necessary to constitute and continue the appointment of such agents hereunder. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, such party will appoint a successor agent and attorney within fifteen days reasonably satisfactory to the other party, with like powers. Each party hereby irrevocably submits to the jurisdiction of (a) the Bankruptcy Court in such action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby and agrees that any such action, suit or proceeding shall be brought only in such court, provided, except, however, that in the event the Bankruptcy Court declines or abstains from accepting jurisdiction over such action, suit or proceeding, then, (b) the District Courts for the Central or Southern Districts of California or any court of the State of California located in the County of Los Angeles or County of San Diego , provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of California other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or


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
hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

        10.013 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        10.014 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        10.015 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                    INTERSCIENCE COMPUTER CORP.,
                                        a California corporation, Seller



                                        By:________________________________
                                      Name:
                                     Title:


                                    LASER SUPPORT AND ENGINEERING,
                                    a California corporation, Seller



                                        By:________________________________
                                      Name:
                                     Title:




                                    ANACOMP, INC.,
                                        an Indiana corporation, Purchaser



                                        By:________________________________
                                      Name:
                                     Title:


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